Exhibit 10.1

SERVICE AGREEMENT

This SERVICE AGREEMENT (the “Agreement”) is made as of this 20th day of May, 2013 (the “Effective Date”), by and between Christopher L. Harris, an individual having an address at 94 Pitts Bay Road, P.O. Box HM 2079, Pembroke HM HX, Bermuda (the “Executive”) and Montpelier Re Holdings Ltd., whose registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM EX, Bermuda (together with its successors and assigns, the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to a Service Agreement, dated as of March 13, 2008 between the Company and the Executive and subsequent amendments (the “Prior Agreement”), the Executive currently serves as the President and Chief Executive Officer (“CEO”) of the Company; and

WHEREAS, the Company desires to continue to employ the Executive, in such capacity and as a member of the Board of Directors of the Company (the “Board”), and the Executive desires to continue such employment and service under the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Employment.  The Company hereby shall continue to employ the Executive, and the Executive hereby accepts the continuation of employment as the President and CEO of the Company, under the terms and subject to the conditions set forth herein.  In addition, the

Company agrees to use best efforts to continue the Executive’s service as a member of the Board by nominating the Executive for election to the Board each time he comes up for re-election and, so long as he is duly elected by the Company’s shareholders and continues to serve in good standing, not taking any action to remove him from the Board.

2.                                      Term.  Subject to paragraph 7, the Executive shall be employed hereunder for the period commencing on the Effective Date, and ending December 31, 2017 (the “Term”); provided, however, that commencing on  January 1, 2018 and on each January 1 thereafter, the Term shall be automatically renewed for an additional one-year period unless the Executive delivers to the Company, or the Company delivers to the Executive, written notice at least 90 days in advance of the scheduled expiration of the Term that it shall not be extended or that the notifying party desires to re-negotiate material terms of the Agreement, in which case the Term shall end on the scheduled expiration date and shall not be further extended; provided, however, that, notwithstanding the foregoing, in the event of a Change in Control, if there has been a notice of nonrenewal delivered by the Company to the Executive, whether delivered prior to or after the Change in Control, the Term shall expire on the later of the scheduled expiration date and the second anniversary of such Change in Control (which, for purposes of this Agreement, shall have the meaning set forth in the Company’s 2012 Long-Term Incentive Plan).

3.                                      Duties.

(a)  During the Term, the Executive shall continue to have all responsibilities commensurate with the positions of President and CEO in a company the size and nature of the Company and shall report directly to the Board.  The Executive shall perform such duties and exercise such powers in relation to the business of the Company, or of any Group Company (as defined below), as may from time to time be assigned to or vested in him by the Board consistent with his positions and shall give to the Board such information regarding the affairs of the Company, and of any Group Company, as it shall require and at all times in all respects conform to and comply with the reasonable directions and regulations made by the Board.  The Executive shall perform such services for any Group Company, including but not limited to Montpelier Reinsurance Ltd. (without further remuneration except as otherwise agreed), and shall accept such offices in any such Group Company as the Board may require consistent with his positions and responsibilities with the Company.  The Executive shall well and faithfully serve the Company and the Group Companies, and shall use his best endeavors to promote, develop and extend their businesses and interests, giving at all times the full benefit of his knowledge, expertise, technical skill and ingenuity.  All other senior officers and executives of the Company and, as applicable, any Group Company, shall, directly or indirectly, report to the Executive.  For purposes of this Agreement, “Group Company” shall mean and include any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981 (the “Companies Act”), but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital.

(b)                                 The Executive agrees that he will devote substantially all of his business time and attention to the affairs of the Company and the Group Companies and that he will not engage, directly or indirectly, in any other business or occupation during the Term.  The Executive may

(i) serve on corporate, civic or charitable boards or committees and otherwise engage in charitable and civic activities, and (ii) engage in personal investment activities on behalf of himself or his family, provided that the Executive continues to devote substantially all of his business time and attention to the affairs of the Company and the Group Companies.

(c)                                  [Reserved].

4.                                      Compensation and Related Matters.  As full compensation for the Executive’s performance of his duties and responsibilities hereunder during the Term, the Company shall pay the Executive the compensation and provide the benefits set forth below and in paragraph 5 of this Agreement:

(a)                                 Base Salary.  Effective June 1, 2013 and during the Term, the Company shall pay the Executive an annual salary (the “Base Salary”) of seven hundred and fifty thousand dollars ($750,000 U.S.), less applicable withholding and other deductions, payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if the Executive is employed for less than a full month.  The Compensation and Nominating Committee of the Board (the “Compensation Committee”), subject to ratification of the Board, may, in its sole discretion, increase (but not decrease) the Base Salary at any time during the Term.  The Compensation Committee will conduct the first base salary review no later than April 2014 and continue annually thereafter on or before April 1 of the current year.  After any such increase, “Base Salary” for purposes of this Agreement shall mean such increased amount.  The parties agree that the Executive shall not be entitled to any fees or other additional remuneration for his service as a director of the Company or any Group Company.  For the avoidance of doubt, the payments, benefits and entitlements under this Agreement shall not be deemed to be remuneration paid to the Executive for being a director of the Company or any Group Company for purposes of this paragraph 4(a).

(b)                                 Bonuses.  During the Term (including for all of 2013), the Executive shall be entitled to participate in the Company’s annual bonus plan with a target bonus equal to 100% of his Base Salary (the “Target Bonus”).  For 2013, such Target Bonus shall be determined based on a base salary of seven hundred and fifty thousand dollars ($750,000 U.S.).   The Compensation Committee, subject to ratification of the Board, may, in its sole discretion, increase (but not decrease) the Target Bonus at any time during the Term and, after any such increase, “Target Bonus” for purposes of this Agreement shall mean such increased amount.  If the Company’s annual bonus plan is terminated during the Term the Executive shall remain entitled to an annual bonus on the same terms and conditions as were contained in the Company’s annual bonus plan with a target bonus equal to the Target Bonus.  Notwithstanding any provision in the applicable annual bonus plan to the contrary, the annual bonus, if any, earned by the Executive with respect to a fiscal year will be paid to the Executive in cash no later than seventy-four (74) days following the end of such fiscal year.

(c)                                  Long-Term Incentive Plan.  Each year during the Term, the Executive shall be entitled to participate in the Company’s Long-Term Incentive Plan (“LTIP”), as in effect from time-to-time, or shall be entitled to comparable long-term incentives outside of the LTIP (if the LTIP is terminated and the Company does not adopt any comparable replacement plan) with an annual target value of not less than  $2,448,000 (with respect to grants made in 2014 and thereafter, with such value to be based on the per share fair market value of the Company’s common shares on the relevant grant date), with a vesting period of, (i) in the case of awards with a value of not less than $120,000, not more than one (1) year and, (ii) in the case of awards with an annual target value of not less than $2,328,000, not more than four (4) years.   Not more than five business days following the Effective Date, the Executive shall be granted the following awards of RSUs:  (x) 5,000 RSUs (“Fixed RSU Award”), which, except as otherwise provided in paragraph 8, shall vest in full on December 15, 2013, subject to the Executive’s continued employment until such date, and upon vesting will be settled no later than sixty (60) days thereafter, and (y) 34,931 performance-based RSUs (at target), which shall be (i) in addition to the 62,069 performance-based RSUs (at target) previously granted to the Executive in March 2013 and (ii) earned and shall vest in a manner no less favorable to the Executive than such performance-based RSUs previously granted to the Executive in March 2013, except as otherwise provided in paragraph 8 of this Agreement.

(d)                                 [Reserved].

(e)                                  Benefits.  The Executive shall be eligible to receive the benefits that the Company generally makes available to its executives (as the same may be revised from time to time), including but not limited to, the Company’s retirement, savings, medical, dental, life insurance and deferred compensation plans.

(f)                                   Paid Holiday.  In addition to the usual public holidays, the Executive shall be entitled to receive twenty-five (25) paid business days holiday each year.  The Executive may schedule the holiday days as he elects, subject to the reasonable disapproval of the Board.  Any entitlement to holiday remaining at the end of a year may be carried to the next succeeding year but no further.  Entitlement to holiday (and on termination, holiday pay in lieu of holiday) accrues pro rata throughout each year, provided that fractions of days shall be disregarded in calculating entitlement to vacation or payment in lieu thereof.

(g)                                  Currency.  The Executive’s Base Salary, annual bonuses and any other cash remuneration or reimbursement payable by the Company to the Executive shall be denominated in U.S. dollars.  All such payments and reimbursements, whether fixed (e.g., Base Salary,) or variable (annual bonuses, LTIPs, etc.) shall be paid in U.S. dollars, unless the Executive consents, in writing, to use of another currency.

5.                                      Reimbursement.  The Executive shall be reimbursed for all documented business related expenses.  The Executive shall be entitled to be reimbursed for first-class air fare and the expenses of appropriate hotel accommodations for business travel.  The Executive shall be reimbursed for the cost of business-class air fare for personal travel for the Executive and his household for up to eight (8) trips per year.  The Executive shall be reimbursed for reasonable tax advisory services and reasonable attorney’s fees incurred in the review and negotiation of this Agreement and related documentation.  All amounts payable under this paragraph 5 shall be subject to paragraph 15(m)(iii) hereof and the Executive’s presentment to the Company of appropriate documentation.  The Executive may not travel by motor scooter (or similar transport) and, when in Bermuda, shall travel by car or taxi service at Company expense.

6.                                      Confidentiality

(a)                                 The Executive shall not, either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the termination thereof, divulge to any person whomsoever and shall use his reasonable endeavors to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise; provided that the foregoing shall not prevent or limit the Executive from (x) complying with any applicable law or with the directive of any court, governmental, regulatory or administrative body or agency having the legal authority to compel testimony from or the production of documents by the Executive or (y) disclosing confidential information to an attorney, an arbitrator or a court, in each case, to the extent necessary to enforce his rights under this Agreement or any other agreement between the Executive and the Company or any Group Company, provided that, in the event of any disclosure to an attorney pursuant to this clause (y), the Executive will instruct such attorney to comply with the confidentiality requirements of this paragraph 6(a).  The provisions of this paragraph 6(a) shall not apply to any information which is or becomes publicly known other than as a result of the Executive’s breach of this agreement.

(b)                                 The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers and property belonging to the Company or any Group Company or related to any of the matters referred to in paragraph (a) above which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

7.                                      Termination.  The Executive’s employment and the Term shall terminate upon:

(a)                                 the Executive’s death; or

(b)                                 the Executive being unable to perform his duties and responsibilities hereunder due to his disability (as defined below).  For purposes of this Agreement, the term “disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental disability for a period of six (6) consecutive months or for more than one-hundred eighty (180) working days, whether or not consecutive, during any twelve (12) month period; provided that any such periods may be extended at the sole discretion of the Board.  From the date on which the Executive’s disability commences through the date on which the Executive’s employment hereunder is terminated by reason of such disability, the Executive shall continue to receive the Base Salary (less any Company-paid benefits that he receives, such as short term disability or workers compensation, during such period); or

(c)                                  the termination of the Executive’s employment by the Company for “Cause”.  For purposes of this Agreement, “Cause” shall mean: (i) conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence); or (ii) willful gross negligence or willful gross misconduct by the Executive in connection with his employment with the Company or a Group Company which causes or is likely to cause material loss or damage to the Company or such Group Company; or

(d)                                 the resignation of the Executive for “Good Reason”.  For purposes of this Agreement “Good Reason” shall mean any of the following without the Executive’s prior written consent: (i) a decrease in the Executive’s Base Salary, Target Bonus or annual target LTIP opportunity; (ii) a material diminution in the authority, duties or responsibilities of the Executive’s position with the result that the Executive makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution, including, without limitation, removal as President or CEO, failure to continue the Executive’s service as a member of the Board (to the extent provided in paragraph 1), or failure to report directly and solely to the Board; (iii) a relocation of the Company’s executive offices from Bermuda without the Executive’s consent as long as the Executive is CEO of the Company; or (iv) a material breach by the Company of the terms of this Agreement or of any award under the LTIP, including, without limitation, that failure of a successor to all or substantially all of the Company’s assets to expressly assume the Company’s obligations under this Agreement as of the closing of such transaction, either contractually or by operation of law.  Notwithstanding the foregoing, Good Reason shall not exist until and unless the Executive shall have provided written notice to the Company (attention of at least two (2) members of the Board other than the Executive), setting forth the alleged Good Reason within ninety (90) days following the later of (i) occurrence of such event or (ii) the date the Executive learns of, or would reasonably be expected to learn of, such event.  The Company shall have thirty (30) days (or such shorter period as determined by the Company, provided that the

Company notifies the Executive in writing of the date such shorter period will end), from the receipt of such notice within which to cure (the “Cure Period”).  If, during the Cure Period, such event is remedied, then the Executive shall not be permitted to resign for Good Reason as a result of such event.  If, at the end of the Cure Period, the event that constitutes Good Reason has not been remedied, the Executive shall be entitled to resign for Good Reason during the ninety (90) day period after the end of the Cure Period.

(e)                                  the termination of the Executive’s employment by the Company without Cause; or

(f)                                   the resignation of the Executive without Good Reason.

The definition of “Cause” in this Agreement shall be deemed to be the definition of “Cause” for purposes of any other plan, policy, program or agreement, including, without limitation, the LTIP and any applicable award agreement, as it applies to the Executive.  The definition of “Good Reason” in this Agreement shall be deemed to be the definition of “Good Reason” (or similar term, such as “Constructive Termination”) for purposes of any other plan, policy, program or agreement, including, without limitation, the LTIP and any applicable award agreement, as it applies to the Executive.  The Executive hereby agrees that unless otherwise agreed by the Company in writing, upon termination of his employment with the Company for any reason during the Term, he will immediately resign from the Board and from any board of directors of any Group Company on which he serves at the time of termination.

8.                                      Termination Payments and Benefits.

(a)                                 If the Executive’s employment is terminated by the Company for Cause pursuant to paragraph 7(c), then in full satisfaction of the Company’s obligations under this Agreement (other than his rights under paragraph 12 or 15(b)), the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, no later than seventy-four (74) days following such termination, (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) payment for any accrued, but unused paid holiday as of the effective date of termination; and (C) any reimbursements to which he may be entitled under paragraph 5 of this Agreement.

(b)                                 If the Executive’s employment is terminated by reason of the Executive’s death or disability then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, no later than seventy-four (74) days following such termination for clauses (A) — (D) and (F), (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis, and an amount equal to the bonuses and any RSUs or other LTIP awards fully earned and vested but not previously paid through the date of termination, including, without limitation, any annual bonus that the Company has determined is payable to the Executive for performance periods which have ended prior to the date of termination; (B) payment for any accrued, but unused paid holiday as of the effective date of termination; (C) any reimbursements to which he may be entitled under paragraph 5 of this Agreement; (D) repatriation expenses equal to six (6) months of Base Salary; (E) any other applicable benefits or entitlements pursuant to paragraph

12 and 15(b) of this Agreement or any other benefits that are accrued and vested as of the date of termination under any applicable plan, policy or program of, or other agreement with, the Company or any Group Company (payable in accordance with the applicable plan, policy, program or agreement); and (F) the unvested portion of the Fixed RSU Award (and any similar RSU award), any performance-based RSUs and any other unvested LTIP or other long-term incentive compensation awards, in each case, that are outstanding as of the date of such termination shall be deemed vested in full as of the date of termination, provided that in the case of performance-based RSUs and other performance-based awards, the foregoing treatment shall only apply to the RSUs and other awards that have been “earned” as of the date of termination but which remain subject to time-based vesting.

(c)                                  If the Executive’s employment is terminated by the Executive without Good Reason pursuant to paragraph 7(f), then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis, and an amount equal to the bonuses and any RSUs or other LTIP awards fully earned and vested but not previously paid through the date of termination, including, without limitation, any annual bonus that the Company has determined is payable to the Executive for performance periods which have ended prior to the date of termination; (B) an amount equal to the Base Salary provided for herein, payable in equal monthly installments in arrears for twelve (12) months following the date of termination, prorated on a daily basis, subject at all times to the option by the Company to release the Executive’s obligations under paragraph 10 of this Agreement prior to the end of such 12-month period thereby terminating such payments with immediate effect as of the date Company so releases such obligations; (C) payment for any accrued, but unused paid holiday as of the effective date of termination; (D) any reimbursements to which he may be entitled under paragraph 5 of this Agreement as of the effective date of termination; (E) subject to paragraph 15(n), medical benefits continuation under the Company’s medical plan for the Executive and his household for a period of twelve (12) months following termination, subject at all times to the option by the Company to release the Executive’s obligations under paragraph 10 of this Agreement prior to the end of such 12-month period thereby terminating such benefits continuation with immediate effect;  and (F) any other applicable benefits or entitlements pursuant to paragraphs 12 and 15(b) of this Agreement or any other benefits that are accrued and vested as of the date of termination under any applicable plan, policy or program of, or other agreement with, the Company or any Group Company (payable in accordance with the applicable plan, policy, program or agreement).  Payment of the benefits upon termination under clauses (A), (C) and (D) of this paragraph 8(c) shall be made no later than seventy-four (74) days following termination of employment.  In addition, the Executive’s unvested RSUs or other long-term incentive compensation awarded to the Executive under any LTIP or award or similar agreement (including, pursuant to paragraph 4(c) above) shall continue to vest for twelve (12) months following the Executive’s termination from the Company without Good Reason, subject at all times to the option by the Company to release the Executive’s obligations under paragraph 10 of this Agreement prior to the end of such 12-month period in which case, the unvested portion of the Fixed RSU Award (and any similar RSU award), any performance-based RSUs and any other unvested LTIP or other long-term incentive compensation awards, in each case, that are scheduled to vest on or before the end of such 12-

month period shall be deemed vested on a pro-rata basis as of the date the Company releases such obligations, provided that in the case of the performance-based RSUs and other performance-based awards, the foregoing treatment shall only apply to RSUs and other awards that have been “earned” as of the date the Company releases such obligations but which remain subject to time-based vesting. For the purposes of this paragraph 8(c), if and only to the extent any awards are eligible for proration, the portion of any such awards that shall vest upon the Company’s release of the Executive’s obligations pursuant to this paragraph 8(c) shall be calculated by multiplying the number of awards that would otherwise have vested on or before the end of such 12-month period by a fraction, (1) the numerator of which shall be the number of days that have elapsed between the Vesting Commencement Date (as defined below) and the date the Company releases the Executive’s obligations and (2) the denominator of which shall be the total number of days during the period that begins on the Vesting Commencement Date and ends on the next vesting date following the date the Company releases such obligations.  “Vesting Commencement Date” means, in the case of each award that is eligible for proration in accordance with this paragraph 8(c), (A) the vesting date immediately preceding the date the Company releases the Executive of his obligations or (B) if the Company releases such obligations before the first vesting date with respect to such award has occurred, the grant date.  Any awards that become vested in accordance with this paragraph 8(c) (whether on a pro-rata basis or otherwise) shall be paid to the Executive before the last day of the applicable “short-term deferral” period (within the meaning of Section 409A (as defined in paragraph 15(m)).

(d)                                 If the Executive’s employment is terminated by: (i) the Company without Cause pursuant to paragraph 7(e), or (ii) the Executive for Good Reason pursuant to paragraph 7(d), then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive:  (A) an amount equal to the Base Salary, bonuses and any RSUs or other LTIP awards fully earned and vested but not previously paid through the date of termination, including, without limitation, any annual bonus that the Company has determined is payable to the Executive for performance periods which have ended prior to the date of termination; (B) payment for any accrued but unused paid holiday as of the effective date of termination; (C) any reimbursements to which the Executive may be entitled under paragraph 5 of this Agreement; (D) an amount equal to the sum of the Base Salary then in effect and the annual Target Bonus for the year during which the termination occurs, multiplied by 2.0, (E) subject to paragraph 15(n), medical benefit continuation under the Company’s medical plan for the Executive and his household for a period of three (3) years following the termination of the Executive’s employment at the Company’s expense and thereafter, subject to the Company’s ability to continue such coverage under its existing medical plan or any successor medical plan and subject to all applicable laws, rules and regulations governing such plans, at the Executive’s expense; (F) any other applicable benefits or entitlements pursuant to paragraphs 12 and 15(b) of this Agreement or any other benefits that are accrued and vested as of the date of termination under any applicable plan, policy or program of, or other agreement with, the Company or any Group Company (payable in accordance with the applicable plan, policy, program or agreement);  (G) full vesting as of the date of termination to 100% (i.e., at the target level) of any unvested RSUs or other long-term incentive compensation awarded to the Executive under any LTIP or award or similar agreement (including, pursuant to paragraph 4(c) above) for which the performance targets have not yet been achieved as of the date of termination; and (H) full vesting as of the date of termination of all other outstanding and unvested RSUs or other long-term incentive compensation awarded to the Executive under any LTIP or award or similar agreement (including, pursuant to paragraph 4(c) above).  In addition, if the Executive’s employment is terminated without Cause or for Good Reason on or within 24 months of a Change in Control, the Executive shall be entitled to Group A Benefits under the Montpelier Re Holdings Severance Plan (“Severance Plan”), even if such Severance Plan is no longer in effect, payable as set forth in the Severance Plan, with such amount to be applied against and shall reduce the benefits payable under clause (D) of this paragraph 8(d).  Payment of benefits upon termination under clauses (A), (B), (C), (D), (G) and (H) of this paragraph 8(d) shall be made no later than seventy-four (74) days following such termination, subject to and conditioned upon the Executive’s execution, within sixty (60) days following such termination, of a Separation Agreement and General Release (such General Release having become effective and irrevocable in accordance with its terms), provided that such Separation Agreement and General Release shall not contain restrictive covenants other than those expressly set forth in this Agreement and shall not require the Executive to waive his rights under this Agreement, his rights as a shareholder, any rights to vested benefits accrued through the date of termination, any rights under the Company’s directors’ and officers’ liability insurance policies, as in effect from time to time, or any rights to indemnification under the Company’s bye-laws or otherwise.

(e)                                  Dividend Equivalents; Other Distributions.  In the event that, pursuant to this paragraph 8 or paragraph 9 of this Agreement, the Executive becomes entitled to any portion of the Fixed RSU Award (or any similar RSU award), any performance-based RSUs or any other unvested LTIP or other long-term incentive compensation awards, then the Executive shall also receive any unpaid distributions with respect thereto, whether in the form of cash, shares, other securities or other property, to the same extent, and at the same time, that the Executive is entitled to receive the underlying awards.

9.                                      Non-Renewal of Agreement.  If this Agreement is not renewed at the end of the Term and upon or following such non-renewal the Executive’s employment with the Company terminates for any reason, but the Executive remains an active member of the Board then such service as a Board member shall be considered continued employment for purposes of determining the vesting of RSUs and any other form of long-term incentive compensation, and, subject to paragraph 15(n), while on the Board, the Executive shall remain entitled to continuing health coverage for himself and his household at the Company’s expense.  If this Agreement is not renewed at the end of the Term and upon or following such non-renewal the Executive’s employment with the Company terminates for any reason and the Executive is removed from the Board involuntarily (other than for Cause) or is not reelected to the Board (despite his willingness to remain an active member of the Board), then upon the Executive’s removal from the Board, (i) the Executive’s unvested RSUs and any other form of long-term incentive compensation shall become vested to the same extent as set forth in clauses (G) and (H) of paragraph 8(d) and (ii) the Executive shall receive an amount equal to the sum of the Base Salary then in effect as of the date of non-renewal plus the highest Annual Bonus paid in the three (3) years prior to the date of non-renewal in consideration of the restrictions imposed within paragraph 10.  Payment of the benefits upon removal from the Board under clauses (i) (solely with respect to RSUs or other compensation that is intended to be exempt from Section 409A under Treas. Reg. §1.409A-1(b)(4)) and (ii) of this paragraph 9 shall be made no later than seventy-four (74) days following removal from the Board.

10.                               Non-Competition.

(a)                                 During the Term, the Executive shall not without the consent of the Board directly or indirectly engage in any other business or be concerned or interested in any other business of a similar nature to or which would or might compete with the business for the time being carried on by the Company or any Group Company save that he may (but without prejudice to paragraph 3) be interested as a holder or beneficial owner of not more than 5% of any class of stock, shares or debentures in any company (other than the Company, in which case, such limit shall not apply) whose stock, shares or debentures are listed or dealt in on an appointed stock exchange (as defined in the Companies Act).

(b)                                 Since the Executive has obtained in the course of his employment prior to the date hereof and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any Group Company with which he becomes associated, the Executive hereby agrees with the Company that in addition to the restrictions contained in paragraph (a) above, he will not in Bermuda, the United Kingdom, the United States or Switzerland:

(i)                                     During the period of twelve (12) months following the termination of his employment (howsoever caused) either on his own account or for any other person, firm or company directly or indirectly be engaged in or concerned with any business or undertaking which is engaged in or carries on in Bermuda, the United Kingdom, the United States or Switzerland any insurance or re-insurance business which competes or seeks to compete with the insurance or re-insurance business carried on by the Company or any other Group Company at the date of termination (any such business, a “Competitive Business”).  Notwithstanding the foregoing, the Executive shall be permitted to (1) hold or own equity that he is permitted to hold or own during the Term under paragraph 10(a) above or (2) provide services to, and retain compensation from, a division, subsidiary or affiliate of an entity that owns a Competitive Business or a private equity or hedge fund which holds investments in, or manages, a Competitive Business, in each case as long as the Executive’s services to such division, subsidiary, affiliate, private equity fund or hedge fund do not relate to such Competitive Business.

(ii)                                  During the period of twelve (12) months following the termination aforesaid either on his own account or for any other person, firm or company directly or indirectly solicit, interfere with or endeavor to entice away from the Company or any Group Company for a Competitive Business any person, firm or company who at the date of termination aforesaid or who in the period of twelve (12) months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or who at such date was to his knowledge negotiating with the Company or any Group Company in relation to all or part of its business.

(iii)                               During the period of twelve (12) months following the termination aforesaid either on his own account or for any other person, firm or company solicit the services of or endeavor to entice away from the Company or any Group Company any director, employee or individual consultant of the Company or any Group Company or who in the twelve (12) months immediately prior to such date was a director, employee or individual consultant of the Company or any Group Company (whether or not such person would commit any breach of  his or her contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person.

(c)                                  While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

(d)                                 The Executive hereby agrees that he will at the request and at the cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that the terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this Agreement.

11.                               Successors.  The Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, provided, however, that any such successor, and the Company remain jointly liable to the Executive for performance of this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Executive and his heirs.  If the Executive shall die while any payment or entitlement is due to him under this Agreement or otherwise, such payment or entitlement shall be paid to his designated beneficiary or, if there is no such designated beneficiary, to his estate.

12.                               Legal Expenses.  Subject to paragraph 15(m)(iii) hereof, the Company will pay or reimburse the Executive for all costs and expenses (including court costs and attorney’s fees) incurred by the Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof or any benefit or award contemplated herein, but only if the Executive is the prevailing party, in whole or in significant part, with respect to such claim, action or proceeding.  The Executive will pay or reimburse the Company for all costs and expenses (including court costs and attorney’s fees) incurred by Company as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof or any benefit or award contemplated herein, but only if the Company is the prevailing party, in whole or in significant part, with respect to such claim, action or proceeding.  The obligations of the Company and the Executive to reimburse the other party for costs and expenses described in this paragraph 12 shall only apply to costs and expenses incurred during the Executive’s lifetime and prior to the tenth (10th) anniversary of the date of the Executive’s death.

13.                               Parachute Payment Cut-Back.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment under this Agreement would, when combined with all other payments the Executive receives from the Company or any successor or parent or subsidiary thereof, but for this paragraph 13, be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code and any regulations or Treasury guidance promulgated thereunder (the “Code”), then such payments shall be reduced (with cash payments being reduced before equity-based compensation or other non-cash compensation or benefits, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code, provided that, in the case of all of the foregoing payments, compensation and benefits, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c)) as would result in no portion of the payments being considered “excess parachute payments” under Section 280G of the Code; but only to the extent such reduction does not result in the Executive receiving on a net basis after all taxes, including excise taxes, less than the Executive would have received net after all taxes, including excise taxes, without regard to the reduction.  If such reduction would result in the Executive receiving less on a net basis, then his payment shall not be reduced in excess of an amount that would net him at least as much as he would have received on a net basis without regard to the reduction.  Any determinations that are made pursuant to this paragraph 13 shall be made by a nationally recognized certified public accounting firm that shall be selected by the Company (and paid by the Company) prior to any transaction that is subject to Section 280G of the Code and reasonably acceptable to the Executive (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations.

14.                               Survival of Operative Sections.  The expiration or termination of the Term of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect notwithstanding such termination.

15.                               Miscellaneous.

(a)                                 Waiver; Amendment.  The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.  This Agreement may be amended, modified or terminated only by a writing signed by both parties hereto.

(b)                                 Indemnification/D&O Liability Insurance.  In the event of a Change in Control, regardless of whether the Executive’s employment has terminated prior to the Change in Control, the Company agrees that, following such Change in Control, it and any Group Company will to the fullest extent permitted by the Company’s or any Group Company’s corporate governance documents, as applicable, or if greater, by applicable law to indemnify, defend (and advance expenses to the Executive, subject to paragraph 15(m)(iii)) and hold harmless against all costs, expenses, liabilities and losses (including any costs to enforce his rights under this paragraph 15(b)) if the Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee, consultant or agent of the Company or any Group Company or was serving at their request, or on their behalf, for any other entity or venture, including service with respect to employee benefit plans.  The Company agrees that, following a Change in Control, regardless of whether the Executive’s employment has terminated prior to the Change in Control, it shall continue and maintain directors’ and officers’ liability insurance policies covering the Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides to its directors or other senior executives until such time as suits against the Executive are no longer permitted by applicable law.

(c)                                  No Mitigation/No Offset.  The Executive shall have no duty to mitigate damages by seeking other employment and there shall be no offset or recoupment against any payments, benefits or entitlements due to the Executive under this Agreement or otherwise on account of any remuneration received by the Executive from subsequent employment.

(d)                                 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties irrevocably submit to the non-exclusive jurisdiction of the Courts of Bermuda.

(e)                                  Paragraph Captions.  Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(f)                                   Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(g)                                  Integration.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of any LTIP, any annual bonus plan or agreement, any LTIP award agreement (including, without limitation, any RSU award agreement), the Severance Plan or any other compensation plan, benefit plan, award, or similar agreement, it is hereby acknowledged and agreed that, except as otherwise set forth in this paragraph 15(g), the terms most favorable to the Executive shall control; provided that the determination as to whether any such conflict or inconsistency exists shall be made by the Compensation Committee in its reasonable discretion.  Notwithstanding the foregoing, in no event shall any provisions of this Agreement supersede or override the provisions of the policy adopted by the Company relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to the Executive by the Company or any Group Company as such policy is in effect on the date of this Agreement or, to the extent necessary to address the requirements of applicable law (including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time.  No agreements, plans, or representations, oral or otherwise, express or implied, unless specifically referred to herein (which reference includes the plans and agreements described in the preceding sentence of this paragraph 15(g)), with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  Notwithstanding any provision of the LTIP, any performance-based RSU agreement or any other performance-based long-term incentive award agreement that allows the Company or the Compensation Committee to exercise “negative discretion” to reduce or eliminate amounts that are payable to the Executive thereunder, the Company hereby agrees that it will not apply such negative discretion in a manner that targets the Executive individually.

(h)                                 Interpretation; Counterparts.

(i)   No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.

(ii)  For purposes of this Agreement: “herein, “hereby,” “hereof”, “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular paragraph.

(iii)  References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification).

(iv) References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa.

(v)  References to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

(iv)  The term “or” is not exclusive.

(i)                                     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

(j)                                    Untrue Statements.  The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

(k)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:	Christopher L. Harris
Montpelier House
94 Pitts Bay Road
Pembroke, Bermuda HM08
Fax No.: 441-296-4358

If to the Company:	Montpelier Re Holdings Ltd.
Montpelier House

94 Pitts Bay Road
Pembroke, Bermuda HM08
Attn. General Counsel
Fax No.: 441-296-5551

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Any such notice given by post shall be deemed to have been served on the second weekday after dispatch (public holidays excepted) and any notice so given by hand shall be deemed to have been served when delivered if delivered during normal business hours or, if delivered outside such hours, at the next time after delivery when normal business hours commence.

(l)                                     No Limitations.  The Executive represents his employment by the Company hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

(m)                             Sections 409A and 457A.  It is intended that the provisions of this Agreement and the benefits provided hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) and Section 457A of the Code (“Section 457A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Sections 409A and 457A.

(i)                                     Neither the Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Sections 409A and 457A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any Group Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Sections 409A and 457A, any deferred compensation (within the meaning of Sections 409A and 457A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its affiliates.

(ii)                                  Notwithstanding any other provision of this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A that are payable upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding any other provision of this Agreement, if at the time of termination of the Executive’s employment he is a “specified employee” (as defined in Section 409A) and any payments upon such termination under paragraph 8 above or otherwise will result in additional tax or interest to the Executive, he will not be entitled to such payments until the earlier of (A) the date that is six (6) months after such termination of employment or (B) any earlier date that does not result in any additional tax or interest to the Executive under Section 409A.  In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Section 409A, then the Company shall reform such provision with the Executive’s written consent; provided that the Company shall (x)

maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

(iii)                               Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to the Executive under this Agreement and any Company Plans during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(iv)                              For purposes of Section 409A, each payment hereunder (including each separate payment under paragraph 8(c)(B)) will be deemed to be a separate payment for purposes of Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii).

(v)                                 Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Sections 409A and 457A, the Company reserves the right to make amendments to any Company Plan (other than this Agreement) as the Company deems necessary or desirable to avoid the imposition of taxes or penalties on the Executive under either Section 409A or Section 457A.  In any case, the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for the Executive’s account in connection with this Agreement (including any taxes and penalties under either Section 409A or Section 457A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

(n)                                 Section 105.  Notwithstanding any provision of this Agreement to the contrary, unless the medical benefits that would otherwise be provided to the Executive and his household pursuant to this Agreement following termination of the Executive’s employment with the Company can be provided in a manner such that such benefits are not includible in the Executive’s income pursuant to Section 105 of the Code, the parties shall negotiate in good faith, taking into account the requirements of Sections 409A and 457A, in order to determine the manner in which such benefits will be provided.

(o)                                 Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties and, with respect to the transactions contemplated hereby and subject matter hereof, supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof, including, without limitation, the Prior Agreement, which shall terminate immediately upon the Effective Date; provided, however, that any RSU award agreements entered into between the Company and the

Executive on or prior to the Effective Date (as modified by this Agreement) shall remain in full force and effect from and after the Effective Date without regard to this paragraph 15(o).

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

MONTPELIER RE HOLDINGS LTD.		EXECUTIVE

By:	/s/ Anthony Taylor	/s/ Christopher L. Harris

	Anthony Taylor, Board Chairman	Christopher L. Harris